Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intermolecular, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑178154, 333‑180169, 333‑187017, 333‑194464, 333‑202369, and 333-210427) on Form S‑8 of Intermolecular, Inc. of our report dated March 28, 2016, with respect to the consolidated balance sheet of Intermolecular, Inc. as of December 31, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two‑year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10‑K of Intermolecular, Inc.

/s/ KPMG LLP

Santa Clara, California

March 3, 2017